[TEMPLE-INLAND LOGO]


NEWS
RELEASE-------------------------------------------------------

FOR IMMEDIATE RELEASE
CONTACT: Chris L. Nines
         (512) 434-5587


             TEMPLE-INLAND INCREASES CASH DIVIDEND,
      APPROVES SHARE REPURCHASES AND ANNOUNCES STOCK SPLIT

     AUSTIN, TEXAS, February 4, 2005- At its regularly scheduled meeting, the Board of Directors today declared a regular quarterly dividend of $0.45 per common share, payable March 15, 2005, to shareholders of record March 1, 2005. This $0.45 per share dividend is a 25% increase over the prior quarterly dividend of $0.36 per share, and is the third consecutive annual dividend increase. Temple-Inland paid a special dividend of $1.00 per share in December 2004.

     Temple-Inland Inc. also announced today that its Board of Directors has authorized the repurchase of up to six million shares of its common stock (twelve million shares after considering the stock split discussed below). This represents over 10% of the company's current outstanding shares. The repurchases will be accomplished from time to time through open market or privately negotiated transactions.

     In addition to the dividend increase and share repurchase authorization, the Board of Directors approved a two-for-one stock split effected in the form of a stock dividend for shareholders of record on March 1, 2005. For every one share of the Company's common stock held on the record date, the holder will receive one additional share. The additional shares resulting from the split will be distributed on April 1, 2005.

     In announcing these decisions, Kenneth M. Jastrow, II, chairman and chief executive officer of Temple-Inland Inc., said, "The increase in quarterly dividend, share repurchase authorization, and stock split reflect our Board's continued confidence in our ability to deliver value to shareholders and anticipated strong free cash flow generation."

     Temple-Inland Inc. is a major manufacturer of corrugated packaging and forest products, with a diversified financial services operation. The Company's 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiativer (SFI) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland's common stock
(TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland's address on the World Wide Web is www.templeinland.com.


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     This release contains forward-looking statements that
     involve risks and uncertainties. The actual results of Temple-Inland may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Temple-Inland; the availability and price of raw materials; competitive actions by other companies; changes in laws or regulations; the accuracy of judgments and estimates concerning the integration of acquired operations and Temple-Inland's consolidation and supply chain initiatives; and other factors, many of which are beyond the control of Temple-Inland.